Exhibit 99.1

For additional information contact: Matt Sands (703) 293-7925

For release: August 18, 2020

Information Analysis Inc. Reports Improving Results in its Second Quarter

FAIRFAX, VIRGINIA – Information Analysis Incorporated (IAIC:OTC PINK) reported on Friday its results for the second quarter and first six months of 2020.

For the second quarter of 2020, revenues increased 30% to $4,819,000, compared to second quarter 2019 revenues of $3,704,000. The information technology services company reduced its net losses by $174,000, or 83%, and reported a net loss in the second quarter of 2020 of $35,000, or $0.00 per share basic and diluted, versus a net loss in the second quarter of 2019 of $209,000, or ($0.02) per share basic and diluted.

For the first six months of 2020, revenues increased 41% to $6,881,000, compared to second quarter 2019 revenues of $4,883,000. The company reduced its net losses by $238,000, or 60%, and reported a net loss in the six months ended June 30, 2020, of $161,000, or ($0.01) per share basic and diluted, versus a net loss in the six months ended June 30, 2019, of $399,000, or ($0.04) per share basic and diluted.

“There is no doubt about it - 2019 was a tough year,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “Contracts were expiring in normal course, but every material new contract and subcontract we won was delayed due to protests by companies competing for the business. Despite managing our offices and employees through ever-changing directives and regulations due to the COVID health emergency, we turned the corner during this second quarter, as the largest of these delayed subcontracts emerged from protest almost a year after it was originally won. In June we were able to commence a massive modernization effort at a federal agency that could be worth upwards of $25 million over the subcontract’s seven-year term. With the addition of this effort, we expect our third quarter to be profitable, and we should remain so for the foreseeable future.

“With our recent large-scale modernization successes, especially with regard to aging COBOL-based systems, we are poised to pursue and win opportunities with the federal government, as well as efforts to modernize and enhance state and local data systems and large-scale commercial systems. We make an excellent teammate when tackling multi-faceted modernization efforts.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a software conversion specialist, modernizing legacy systems and extending their reach to the internet and more modern platforms.

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Information Analysis Reports Improving Results in its Second Quarter

August 18, 2020

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2019 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Improving Results in its Second Quarter

August 18, 2020

Information Analysis Incorporated

Statements of Operations

	3 Months ended June 30,
(in thousands, except per share data; unaudited)	2020	2019
Revenues:
Professional fees	$928	$762
Software sales	3,891	2,942
Total revenues	4,819	3,704

Cost of revenues:
Cost of professional fees	601	435
Cost of software sales	3,829	2,912
Total cost revenues	4,430	3,347

Gross profit	389	357

Selling, general and administrative expense	366	529
Commissions expense	57	40

Loss from operations	(34)	(212)

Other (loss) income	(1)	3

Loss before income taxes	(35)	(209)

Net loss	$(35)	$(209)

Net loss per share:
Basic	$0.00	$(0.02)
Diluted	$0.00	$(0.02)

Weighted average common shares outstanding:
Basic	11,211,760	11,207,804
Diluted	11,211,760	11,207,804

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Information Analysis Reports Improving Results in its Second Quarter

August 18, 2020

Information Analysis Incorporated

Statements of Operations

	6 Months ended June 30,
(in thousands, except per share data; unaudited)	2020	2019
Revenues:
Professional fees	$1,773	$1,524
Software sales	5,108	3,359
Total revenues	6,881	4,883

Cost of revenues:
Cost of professional fees	1181	881
Cost of software sales	5,032	3,322
Total cost revenues	6,213	4,203

Gross profit	668	680

Selling, general and administrative expense	707	1014
Commissions expense	123	71

Loss from operations	(162)	(405)

Other (loss) income	1	6

Loss before income taxes	(161)	(399)

Net loss	$(161)	$(399)

Net loss per share:
Basic	$(0.01)	$(0.04)
Diluted	$(0.01)	$(0.04)

Weighted average common shares outstanding:
Basic	11,211,760	11,204,799
Diluted	11,211,760	11,204,799

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Information Analysis Reports Improving Results in its Second Quarter

August 18, 2020

Information Analysis Incorporated Balance Sheets

	As of	As of
	June 30, 2020	December 31, 2019
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$961	$1,039
Accounts receivable, net	968	669
Prepaid expenses	88	500
Total current assets	2,017	2,208

Right-of-use operating lease asset	101	150
Fixed assets, net	16	10
Contract assets	14	-
Other assets	6	6
Total assets	$2,154	$2,374

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$176	$216
Accrued payroll and related liabilities	250	220
Note payable – current	149	-
Commissions payable	104	108
Operating lease liability – current	99	104
Contract liabilities	64	464
Other accrued liabilities	8	54
Interest payable	1	-
Total current liabilities	851	1,166

Note payable – non-current	301	-
Operating lease liability – non-current		46
Total liabilities	1,152	1,212

Common stock, par value $0.01, 30,000,000 shares authorized; 12,854,376 shares issued, 11,211,760 shares outstanding as of June 30, 2020, and December 31, 2019	128	128
Additional paid in capital	14,684	14,683
Accumulated deficit	(12,880)	(12,719)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,002	1,162
Total liabilities and stockholders' equity	$2,154	$2,374

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